Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 25, 2019 (except for the first paragraph of Note 1, as to which the date is December 20, 2019), with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc. (formerly known as C3J Therapeutics, Inc.), in the Registration Statement (Form S-1) and related Prospectus of Armata Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

December 20, 2019